Exhibit 5.1

DR. ZSOLT SZITA LAW OFFICE
H-1015 Budapest, Toldy Ferenc u. 17. fszt. 1.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szita.zsolt@lawnet.hu

September 17, 2013

Hungary - Government Debt Management Agency
Private Company Limited by Shares
Csalogány u. 9-11.
H-1027 Budapest
Hungary

Ladies and Gentlemen:

In our capacity as Hungarian legal advisers to Government Debt Management Agency Private Company Limited by Shares of Hungary acting on behalf of Hungary (the “Issuer”), we have reviewed the registration statement (the “Registration Statement”) filed on the date hereof relating to the registration of securities of the Issuer filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Pursuant to the Registration Statement, the Issuer is registering U.S.$5,000,000,000 aggregate principal amount of its debt securities (the “Securities”) to be offered and sold from time to time as set forth in the Registration Statement.

We have also reviewed the base prospectus (the “Base Prospectus”) forming a part of the Registration Statement, the fiscal agency agreement (the “Fiscal Agency Agreement”) (including the form of Registered Global Debt Security) filed as an exhibit to the Registration Statement and the underwriting agreement (the “Underwriting Agreement” and, together with the Fiscal Agency Agreement, the “Agreements”) filed as an exhibit to the Registration Statement, pursuant to which Hungary proposes to issue and sell the Securities.

In rendering this legal opinion, we have also reviewed the following laws and decrees of Hungary pursuant to which the issue of the Securities has been authorized:

a.                                         Act No. Act CCIV of 2012 on the budget of Hungary for the year 2013;

b.                                         Act No. CXCV of 2011 on public finances;

c.                                          Act. No. CXCIV of 2011 on economic stability of Hungary;

d.                                         Government Decree No. 285 of 2001 on Bonds; and

e.                                          Act. No. CXX of 2001 on capital markets.

Having considered these documents and such other documents and matters as we deemed necessary, and having regard to the laws of Hungary to which this opinion is limited, we are of the opinion that when the Securities have been duly authorized, issued and executed by Hungary and authenticated, delivered and paid for as contemplated by the Agreements, the Base Prospectus and any amendment or supplement thereto, the Securities will constitute valid and legally binding obligations of Hungary under and with respect to the present laws of Hungary.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to this law office appearing under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Zsolt Szita dr.
Zsolt Szita dr.

Attorney-at-law